Exhibit 99.1

Tronox Reports Second Quarter 2026 Financial Results

STAMFORD, Conn., August 5, 2026/PRNewswire/ — Tronox Holdings plc (NYSE:TROX) (“Tronox” or the “Company”), the world’s leading integrated manufacturer of titanium dioxide (“TiO2”) pigment, today reported its financial results for the quarter ending June 30, 2026, as follows:
Second Quarter 2026 Financial Highlights:

•	Revenue of $868 million, a 14% increase compared to the prior quarter and a 19% increase compared to the prior year
•
Loss from operations of $21 million; net loss attributable to Tronox of $171 million (including $103 million tax valuation allowance); adjusted net loss attributable to Tronox was $82 million (non-GAAP)

•	GAAP diluted loss per share was $1.07; Adjusted diluted loss per share was $0.51 (non-GAAP)
•	Adjusted EBITDA of $73 million; Adjusted EBITDA margin of 8.4% (non-GAAP)
•	Capital expenditures of $45 million
•	Generated free cash flow of $60 million

Outlook:

•	Expect to deliver meaningful positive free cash flow for full year 2026, with Q3 relatively neutral
•	Expect Q3 2026 TiO2 volumes to be down moderately, in the mid-single-digit percentage range, in-line with normal, seasonal patterns
•	Expect Q3 zircon volumes to moderate slightly compared to Q2, due to inventory availability following a very strong first half
•	TiO2 pricing expected to improve sequentially in the mid-single-digit percentage range and zircon pricing to improve in the mid- to high single-digit percentage range in Q3 2026
•	Q3 2026 Adjusted EBITDA expected to be $95-$115 million

This outlook is based on Tronox’s views on current global economic activity and is subject to changes and impacts associated with the general macroeconomic and industry-related conditions, global supply chain, and inflation-related challenges, among others.
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Note: For the Company’s guidance with respect to Adjusted EBITDA and free cash flow, we are not able to provide without unreasonable effort the most directly comparable GAAP financial measure, or reconciliation to such GAAP financial measure, because certain items that impact such measures are uncertain, out of the Company’s control or cannot be reasonably predicted.
Summary of Select Financial Results for the Quarter Ending June 30, 2026
($M unless otherwise noted)	Q2 2026	Q2 2025	Y-o-Y%∆		Q1 2026	Q-o-Q%∆
Revenue	$868	$731	19%		$760	14%
TiO2	$700	$587	19%		$616	14%
Zircon	$97	$68	43%		$89	9%
Other products	$71	$76	(7)%		$55	29%
(Loss) from operations	$(21)	$(35)	n/	m	$(41)	n/	m
Net (loss) attributable to Tronox	$(171)	$(84)	n/	m	$(103)	n/	m
GAAP diluted (loss) per share	$(1.07)	$(0.53)	n/	m	$(0.65)	n/	m
Adjusted diluted (loss) per share	$(0.51)	$(0.28)	n/	m	$(0.55)	n/	m
Adjusted EBITDA	$73	$93	(22)%		$62	18%
Adjusted EBITDA Margin %	8.4%	12.7%	(430) bps		8.2%	20 bps
Free cash flow	$60	$(55)	n/	m	$(135)	n/	m

	Y-o-Y % ∆			Q-o-Q % ∆
	Volume	Price / Mix	FX	Volume	Price / Mix	FX
TiO2	18%	0%	1%	9%	5%	0%
Zircon	61%	(18)%	—	4%	5%	—

CEO’s Remarks
Chief Executive Officer John Romano stated, “The strong commercial momentum we experienced during the first quarter continued into the second quarter. TiO2 volumes came in at the high end of our guidance and at the highest level since the second quarter of 2022. Our ability to reliably serve customers through our global footprint supported volume performance during the quarter, and we continue to benefit from trade defense measures and structural shifts across the industry. Zircon volumes continued to strengthen in the second quarter, exceeding expectations and outperforming the already strong volumes delivered in the first quarter as supply remained constrained across the industry. Pricing for both TiO2 and zircon increased 5% sequentially, as previously announced increases were implemented across our markets. During the quarter, we also announced additional pricing increases for both TiO2 and zircon that are in effect for the third quarter.
“Operationally, we continued to realize benefits from our cost improvement program, which remains on track to deliver at the higher end of the $125-$175 million annual run-rate savings target by the end of 2026. Our second quarter cost profile was in-line with our expectations, as higher costs, primarily related to the successful completion of two planned outages, were partially offset by the sale of more lower-cost inventory during the quarter. As a result, we delivered Adjusted EBITDA within our guided range.”
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Mr. Romano concluded, “Cash generation remains a key priority for our business and we delivered $60 million of positive free cash flow in the second quarter. We continued to execute on working capital initiatives, reducing total inventory approximately $120 million from first quarter levels to its lowest value since June 2024. These actions improved liquidity and further strengthened our financial position. While geopolitical developments in the Middle East continue to create uncertainty across portions of the industry, we remain focused on the factors within our control, including disciplined working capital management, commercial and operational execution, and strengthening our balance sheet. At the same time, we are making targeted operating decisions to support future demand and product availability, including the restart of a furnace and advancing plans to bring production back online at our West Mine, both at Namakwa, to support inventory levels, including zircon, to meet demand. Based on our outlook today, we continue to expect meaningful positive free cash flow generation for the full year.”
Second Quarter 2026 Results
(Comparisons are to prior year (Q2 2026 vs. Q2 2025) unless otherwise noted)

The Company recorded second quarter revenue of $868 million, an increase of 19% primarily driven by higher sales volumes of TiO2 and zircon, and a favorable exchange rate impact, partially offset by lower average selling prices of zircon including mix.
Revenue from TiO2 sales was $700 million, an increase of 19% driven by a 18% increase in sales volumes and a 1% favorable exchange rate impact, while average selling prices including mix remained flat. Sequentially, TiO2 sales increased 14%, driven by a 9% increase in sales volumes and a 5% increase in average selling prices including mix.
Zircon revenue increased 43% to $97 million, driven by a 61% increase in sales volumes, partially offset by a 18% decrease in average selling prices including mix. Sequentially, zircon revenue increased 9%, driven by a 4% increase in sales volumes, and a 5% increase in average selling prices including mix.
Revenue from other products was $71 million, a decline of 7% year-over-year, driven by lower sales volumes. Sequentially, revenue from other products increased 29% primarily due to higher sales volumes of pig iron.
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Net loss attributable to Tronox in the quarter was $171 million, or a loss of $1.07 per diluted share, compared to net loss attributable to Tronox of $84 million, or a loss of $0.53 per diluted share in the year-ago period. Non-recurring adjustments totaled $89 million, or $0.56 per diluted share. Excluding these items, adjusted net loss attributable to Tronox (non-GAAP) was $82 million, or a loss of $0.51 per diluted share.
Adjusted EBITDA of $73 million represented a 22% decrease, driven by unfavorable exchange rate movements, lower average selling prices including mix, higher production costs, freight and other costs, partially offset by higher sales volumes. Adjusted EBITDA margin was 8.4%.
Sequentially, Adjusted EBITDA increased 18% due to higher average TiO2 and zircon selling prices including mix and higher sales volumes, partly offset by higher production costs, unfavorable exchange rate impacts, and higher freight and other costs.
The Company’s selling, general and administrative expenses were $72 million for the quarter. Tronox’s net interest expense in the quarter was $56 million. Depreciation, depletion and amortization expense was $76 million.
Balance Sheet, Cash Flow and Capital Allocation
Tronox ended the quarter with $3.2 billion of total debt, $3.0 billion of net debt and a net leverage ratio of 11.4x on a trailing twelve-month basis. Available liquidity at the end of the quarter totaled $527 million, including $194 million in cash and cash equivalents and $333 million available under revolving credit agreements. The Company replaced an expired short-term revolving credit facility with a new long-term financing arrangement providing the Company with greater financial flexibility. The next significant debt maturity for the Company is not until 2029. Tronox does not have any financial covenants on its term loans or bonds. The Company has ample liquidity and does not expect to trigger the springing covenant on the US revolving credit facility.
The Company generated free cash flow of $60 million. Capital expenditures were $45 million.
Rare Earths
Tronox continued to advance its rare earths strategy during the quarter, with a clear focus on moving further downstream in a disciplined manner. The definitive feasibility study for the cracking and leaching facility is expected to conclude by third quarter 2027. The Company continued to evaluate development pathways that prioritize returns and limit incremental leverage. Tronox remains actively engaged with potential customers, partners, and funding sources as it assesses the most responsible and value-accretive path forward, leveraging its existing mining footprint and expertise in hydrometallurgical and chemical operations. The Company believes this strategy positions Tronox to participate in longer‑term efforts to diversify rare earth supply chains.
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Outlook
Following a strong first half of the year, Tronox expects TiO2 volumes in the third quarter of 2026 to moderate sequentially in the mid-single-digit percentage range compared to the second quarter, consistent with normal seasonal patterns. Zircon volumes in the second quarter are expected to moderate slightly following a very strong first half, primarily due to inventory availably. Pricing for TiO2 is expected to increase sequentially in the mid-single-digit percentage range and zircon is expected to increase sequentially in the mid- to high single-digit percentage range as pricing actions announced during the second quarter have taken effect and are having a positive impact on our margins. Adjusted EBITDA for the third quarter of 2026 is expected to be in the range of $95-$115 million and margins are expected to improve sequentially. This range reflects the continued realization of pricing actions implemented during the first half of the year and higher operating rates as the second quarter extended outages are complete. These benefits are expected to be partially offset by elevated input costs resulting from continued volatility in the Middle East. The Company continues to evaluate opportunities to recover these higher costs through pricing and other commercial and operating initiatives over time. The Company expects free cash flow to be relatively neutral in the third quarter. Tronox continues to expect meaningful positive free cash flow generation for the full year 2026.
Webcast Conference Call
Tronox will conduct a webcast conference call on Thursday, August 6, 2026, at 9:00 AM ET (New York). The live call is open to the public and can be accessed via live webcast and teleconference. Please visit investor.tronox.com for a link to register for the live webcast and to view the accompanying slides.
Replay: A webcast replay will be available at investor.tronox.com following the call.
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About Tronox
Tronox Holdings plc is one of the world’s leading producers of high-quality titanium products, including titanium dioxide pigment, specialty-grade titanium dioxide products and high-purity titanium chemicals, and zircon. We mine titanium-bearing mineral sands and operate upgrading facilities that produce high-grade titanium feedstock materials, pig iron and other minerals, including the rare earth-bearing mineral, monazite. With approximately 5,700 employees across six continents, our rich diversity, unmatched vertical integration model, and unparalleled operational and technical expertise across the value chain, position Tronox as the preeminent titanium dioxide producer in the world. For more information about how our products add brightness and durability to paints, plastics, paper and other everyday products, visit tronox.com.
Cautionary Statement about Forward-Looking Statements
Statements in this release that are not historical are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance, our operating rates, anticipated completion of extensions and upgrades to our mining operations, anticipated trends in our business and industry, including trade defense measures in specific jurisdictions and their timing and effectiveness, market penetration and growth rates, anticipated costs, competitive landscape, benefits and timing of capital projects including planned mining expansions, the Company’s anticipated capital allocation strategy including future capital expenditures, the benefits and timing of the Company’s cost improvement and other cost saving, inventory reduction and asset rationalization plans, our rare earths and critical minerals strategy and our sustainability goals, commitments and programs. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance, actual costs, benefits and timing of capital projects, or the cost improvement plan and other cost saving, inventory reduction and asset rationalization plans, or achievements to differ materially from the results, level of activity, performance, anticipated costs, benefits and timing of capital projects, or the cost improvement plan and other cost saving, inventory reduction and asset rationalization plans, or achievements expressed or implied by the forward-looking statements. Significant risks and uncertainties may relate to, but are not limited to, macroeconomic conditions; policy changes affecting international trade, including import/export restrictions and tariffs; inflationary pressures and energy costs; currency movements; interest rate and debt market volatility, including in respect of our debt securities; political instability, including the ongoing conflicts in Eastern Europe and the Middle East and any expansion of such conflicts, and other geopolitical events; supply chain disruptions; market conditions and price volatility for titanium dioxide, zircon and other feedstock materials, as well as global and regional economic downturns, that adversely affect the demand for our end-use products; disruptions in production at our mining and manufacturing facilities; and other financial, economic, competitive, environmental, political, legal and regulatory factors. These and other risk factors are discussed in the Company’s filings with the Securities and Exchange Commission.
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Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for our management to predict all risks and uncertainties, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, synergies or achievements. Neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Unless otherwise required by applicable laws, we undertake no obligation to update or revise any forward-looking statements, whether because of new information or future developments.
Use of Non-GAAP Information
To provide investors and others with additional information regarding the financial results of Tronox Holdings plc, we have disclosed in this release certain non-U.S. GAAP operating performance measures of EBITDA, Adjusted EBITDA, Adjusted EBITDA margin and Adjusted net income attributable to Tronox, including its presentation on a per share basis, and a non-U.S. GAAP liquidity measure of Free Cash Flow and net leverage ratio on a trailing twelve-month basis. These non-U.S. GAAP financial measures are a supplement to and not a substitute for or superior to, the Company’s results presented in accordance with U.S. GAAP. The non-U.S. GAAP financial measures presented by the Company may be different from non-U.S. GAAP financial measures presented by other companies. Specifically, the Company believes the non-U.S. GAAP information provides useful measures to investors regarding the Company’s financial performance by excluding certain costs and expenses that the Company believes are not indicative of its core operating results. The presentation of these non-U.S. GAAP financial measures is not meant to be considered in isolation or as a substitute for results or guidance prepared and presented in accordance with U.S. GAAP. A reconciliation of the non-U.S. GAAP financial measures to U.S. GAAP results is included herein.
Investor Relations and Media Contact: Jennifer Guenther
+1.203.705.3701 extension: 103701 (Media)
+1.646.960.6598 (Investor Relations)
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TRONOX HOLDINGS PLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (U.S. GAAP)
(UNAUDITED)
(Millions of U.S. dollars, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net sales	$868	$731	$1,628	$1,469
Cost of goods sold	813	652	1,529	1,291
Gross profit	55	79	99	178
Restructuring and other charges	4	42	18	128
Selling, general and administrative expenses	72	72	143	146
Loss from operations	(21)	(35)	(62)	(96)
Interest expense	(56)	(45)	(109)	(87)
Interest income	—	1	2	3
Other income (expense), net	10	(2)	(2)	(7)
Loss before income taxes	(67)	(81)	(171)	(187)
Income tax provision	(106)	(4)	(106)	(9)
Net loss	(173)	(85)	(277)	(196)
Net loss attributable to noncontrolling interest	(2)	(1)	(3)	(1)
Net loss attributable to Tronox Holdings plc	$(171)	$(84)	$(274)	$(195)

Loss per share:
Basic	$(1.07)	$(0.53)	$(1.72)	$(1.23)
Diluted	$(1.07)	$(0.53)	$(1.72)	$(1.23)

Weighted average shares outstanding, basic (in thousands)	159,841	158,561	159,444	158,358
Weighted average shares outstanding, diluted (in thousands)	159,841	158,561	159,444	158,358

Other Operating Data:
Capital expenditures	45	83	112	193
Depreciation, depletion and amortization expense	76	74	151	145

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TRONOX HOLDINGS PLC
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES
(UNAUDITED)
(Millions of U.S. dollars, except share and per share data)

 RECONCILIATION OF NET LOSS ATTRIBUTABLE TO TRONOX HOLDINGS PLC  (U.S. GAAP)
TO ADJUSTED NET LOSS ATTRIBUTABLE TO TRONOX HOLDINGS PLC (NON-U.S. GAAP)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025

Net loss attributable to Tronox Holdings plc (U.S. GAAP)	$(171)	$(84)	$(274)	$(195)
Gain on sale of Fuzhou (a)	(20)	—	(20)	—
Restructuring and other charges (b)	4	38	18	124
Tax valuation allowance (c)	103	—	103	—
Other (d)	2	1	3	2
Adjusted net loss attributable to Tronox Holdings plc (non-U.S. GAAP)	$(82)	$(45)	$(170)	$(69)

Diluted net loss per share (U.S. GAAP)	$(1.07)	$(0.53)	$(1.72)	$(1.23)
Gain on sale of Fuzhou, per share	(0.13)	—	(0.13)	—
Restructuring and other charges, per share	0.03	0.24	0.12	0.78
Tax valuation allowance, per share	0.65	—	0.65	—
Other, per share	0.01	0.01	0.01	0.01
Diluted adjusted net loss per share attributable to Tronox Holdings plc (non-U.S. GAAP) (1)	$(0.51)	$(0.28)	$(1.07)	$(0.44)

Weighted average shares outstanding, diluted (in thousands)	159,841	158,561	159,444	158,358

(1) Diluted adjusted net loss per share attributable to Tronox Holdings plc was calculated from exact, not rounded Adjusted net loss attributable to Tronox Holdings plc and share information.
(a) Represents the gain on the sale of Fuzhou.
(b) Represents restructuring and other charges associated with the Botlek and Fuzhou plant closures.
(c) Represents the establishment of a valuation allowance against certain state deferred tax assets within our US jurisdiction.
(d) Represents other activity not representative of the ongoing operations of the Company.

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TRONOX HOLDINGS PLC
CONDENSED CONSOLIDATED BALANCE SHEETS
 (UNAUDITED)
(Millions of U.S. dollars, except share and per share data)

	June 30, 2026	December 31, 2025
ASSETS
Current Assets
Cash and cash equivalents	$194	$199
Restricted cash	12	12
Accounts receivable (net of allowance for credit losses of $1 and $1 as of June 30, 2026 and December 31, 2025, respectively)	363	289
Inventories, net	1,458	1,652
Prepaid and other assets	113	112
Income taxes receivable	1	1
Total current assets	2,141	2,265

Noncurrent Assets
Property, plant and equipment, net	1,988	2,007
Mineral leaseholds, net	595	608
Intangible assets, net	203	214
Lease right of use assets, net	180	173
Deferred tax assets	727	833
Other long-term assets	116	117
Total assets	$5,950	$6,217

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$404	$481
Accrued liabilities	254	274
Short-term lease liabilities	24	22
Obligations under inventory financing arrangement	50	50
Short-term debt	68	51
Long-term debt due within one year	39	39
Income taxes payable	1	2
Total current liabilities	840	919

Noncurrent Liabilities
Long-term debt, net	3,123	3,132
Pension and postretirement healthcare benefits	80	81
Asset retirement obligations	209	198
Environmental liabilities	30	39
Long-term lease liabilities	156	148
Deferred tax liabilities	212	208
Other long-term liabilities	109	43
Total liabilities	4,759	4,768

Commitments and Contingencies
Shareholders’ Equity
Tronox Holdings plc ordinary shares, par value $0.01 — 159,700,029 shares issued and outstanding at June 30, 2026 and 158,557,858 shares issued and outstanding at December 31, 2025	2	2
Capital in excess of par value	2,097	2,103
(Accumulated deficit) retained earnings	(244)	30
Accumulated other comprehensive loss	(694)	(717)
Total Tronox Holdings plc shareholders’ equity	1,161	1,418
Noncontrolling interest	30	31
Total equity	1,191	1,449
Total liabilities and equity	$5,950	$6,217

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TRONOX HOLDINGS PLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
 (UNAUDITED)
(Millions of U.S. dollars)

	Six Months Ended June 30,
	2026	2025
Cash Flows from Operating Activities:
Net loss	$(277)	$(196)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	151	145
Deferred income taxes	106	7
Share-based compensation expense	11	9
Amortization of deferred debt issuance costs and discount on debt	6	5
Restructuring and other charges	18	128
Other non-cash items affecting net loss	9	29
Changes in assets and liabilities:
Increase in accounts receivable, net of allowance for credit losses	(74)	(19)
Decrease (increase) in inventories, net	191	(76)
Decrease in prepaid and other assets	21	29
Restructuring payments	(29)	(27)
Decrease in accounts payable and accrued liabilities	(84)	(23)
Net changes in income tax payables and receivables	-	(5)
Changes in other non-current assets and liabilities	(12)	(10)
Cash provided by (used in) operating activities	37	(4)

Cash Flows from Investing Activities:
Capital expenditures	(112)	(193)
Loans	-	15
Proceeds from dispositions and asset sales	15	2
Cash used in investing activities	(97)	(176)

Cash Flows from Financing Activities:
Repayments of short-term debt	(99)	(11)
Repayments of long-term debt	(16)	(14)
Repayments of inventory financing arrangement	(50)	-
Proceeds from inventory financing arrangement	50	-
Proceeds from sale and leaseback transaction	75	-
Proceeds from short-term debt	116	203
Debt issuance costs	(2)	(1)
Sale and leaseback transaction costs	(1)	-
Dividends paid	(16)	(20)
Restricted stock and performance-based shares settled in cash for withholding taxes	-	(1)
Cash provided by financing activities	57	156

Effects of exchange rate changes on cash and cash equivalents and restricted cash	(2)	5

Net decrease in cash and cash equivalents and restricted cash	(5)	(19)
Cash and cash equivalents and restricted cash at beginning of period	211	152
Cash and cash equivalents and restricted cash at end of period	$206	$133

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TRONOX HOLDINGS PLC
RECONCILIATION OF NET LOSS TO EBITDA AND ADJUSTED EBITDA, ADJUSTED EBITDA AS A % OF NET SALES AND NET DEBT TO TRAILING-TWELVE MONTHS ADJUSTED EBITDA (NON-U.S. GAAP)
(UNAUDITED)
(Millions of U.S. dollars)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025

Net loss (U.S. GAAP)	$(173)	$(85)	$(277)	$(196)
Interest expense	56	45	109	87
Interest income	—	(1)	(2)	(3)
Income tax provision	106	4	106	9
Depreciation, depletion and amortization expense	76	74	151	145
EBITDA (non-U.S. GAAP)	65	37	87	42
Gain on sale of Fuzhou (a)	(20)	—	(20)	—
Share-based compensation (b)	5	4	11	9
Accretion expense and other adjustments to asset retirement obligations and environmental liabilities (c)	6	7	10	14
Accounts receivable securitization program (d)	4	3	7	7
Foreign currency remeasurement (e)	7	(2)	14	(1)
Restructuring and other charges (f)	4	42	18	128
Other items (g)	2	2	8	6
Adjusted EBITDA (non-U.S. GAAP)	$73	$93	$135	$205

	Three Months Ended June 30,
	2026		2025
Net sales	$868		$731
Net loss (U.S. GAAP)	$(173)		$(85)
Net loss (U.S. GAAP) as a % of Net sales	(19.9)%		(11.6)%
Adjusted EBITDA (non-U.S. GAAP) (see above) as a % of Net sales	8.4%		12.7%

	June 30, 2026		December 31, 2025
Long-term debt, net	$3,123		$3,132
Short-term debt	68		51
Long-term debt due within one year	39		39
(Less) Cash and cash equivalents	(194)		(199)
Net debt (1)	$3,036		$3,023
Trailing-twelve month Adjusted EBITDA (non-U.S. GAAP)	$266		$336
Net debt to trailing-twelve month Adjusted EBITDA (non-U.S. GAAP) (see above)	11.4	x	9.0	x

(a) Represents the gain on the sale of Fuzhou.
(b) Represents non-cash share-based compensation.
(c) Primarily represents accretion expense and other noncash adjustments to asset retirement obligations and environmental liabilities.
(d) Primarily represents expenses associated with the Company’s accounts receivable securitization program which is used as a source of liquidity in the Company’s overall capital structure.
(e) Represents realized and unrealized gains and losses associated with foreign currency remeasurement related to third-party and intercompany receivables and liabilities denominated in a currency other than the functional currency of the entity holding them, which are included in “Other income (expense), net” in the unaudited Condensed Consolidated Statements of Operations.
(f) Represents restructuring and other charges associated with the Botlek and Fuzhou plant closures.
(g) Includes noncash pension and postretirement costs, asset write-offs and other items included in “Selling general and administrative expenses”, “Cost of goods sold” and “Other income (expense), net” in the unaudited Condensed Consolidated Statements of Operations.
(1) Net debt calculation excludes the other financing arrangements (inventory financing arrangement and sale leaseback transaction).

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TRONOX HOLDINGS PLC
FREE CASH FLOW (NON-U.S. GAAP)
(UNAUDITED)
(Millions of U.S. dollars)

The following table reconciles cash used in operating activities to free cash flow for the three and six months ended June 30, 2026:

	Six Months Ended June 30, 2026	Three Months Ended March 31, 2026	Three Months Ended June 30, 2026
Cash used in operating activities	$37	$(68)	$105
Capital expenditures	(112)	(67)	(45)
Free cash flow (non-U.S. GAAP)	$(75)	$(135)	$60

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TRONOX HOLDINGS PLC
RECONCILIATION OF TRAILING TWELVE MONTH NET LOSS TO EBITDA AND ADJUSTED EBITDA (NON-U.S. GAAP)
(UNAUDITED)
(Millions of U.S. dollars)
	Three Months Ended				Trailing Twelve Month
	September 30, 2025	December 31, 2025	March 31, 2026	June 30, 2026	Adjusted EBITDA

Net loss (U.S. GAAP)	$(100)	$(177)	$(104)	$(173)	$(554)
Interest expense	48	54	53	56	211
Interest income	(1)	(2)	(2)	—	(5)
Income tax provision (benefit)	8	(2)	—	106	112
Depreciation, depletion and amortization expense	75	82	75	76	308
EBITDA (non-U.S. GAAP)	30	(45)	22	65	72
Gain on sale of Fuzhou (a)	—	—	—	(20)	(20)
Share-based compensation (b)	5	6	6	5	22
Foreign currency remeasurement (c)	—	7	7	7	21
Accretion expense and other adjustments to asset retirement obligations and environmental liabilities (d)	6	(11)	4	6	5
Accounts receivable securitization program (e)	3	3	3	4	13
Restructuring and other charges (f)	25	79	14	4	122
Other items (g)	5	18	6	2	31
Adjusted EBITDA (non-U.S. GAAP)	$74	$57	$62	$73	$266

(a) Represents the gain on the sale of Fuzhou.
(b) Represents non-cash share-based compensation.
(c) Represents realized and unrealized gains and losses associated with foreign currency remeasurement related to third-party and intercompany receivables and liabilities denominated in a currency other than the functional currency of the entity holding them, which are included in “Other income (expense), net” in the unaudited Condensed Consolidated Statements of Operations.
(d) Primarily represents accretion expense and other noncash adjustments to asset retirement obligations and environmental liabilities.
(e) Primarily represents expenses associated with the Company’s accounts receivable securitization program which is used as a source of liquidity in the Company’s overall capital structure.
(f) Represents restructuring and other charges associated with the Botlek and Fuzhou plant closures.
(g) Includes noncash pension and postretirement costs, asset write-offs, severance expense and other items included in “Selling general and administrative expenses”, “Cost of goods sold” and “Other income (expense), net” in the unaudited Condensed Consolidated Statements of Operations.

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